Exhibit 99.3

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated July 11, 2013 (the “Schedule 13D”), with respect to the Class A common stock, par value $0.01 per share, of KCG Holdings, Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates written below.

Date: July 11, 2013	THE DANIEL V. TIERNEY 2011 TRUST

	By:	/s/ Emma Cuadrado
	Name:	Emma Cuadrado
	Title:	Co-Trustee

	By:	/s/ John R. Flynn
	Name:	John R. Flynn
	Title:	Co-Trustee

Date: July 11, 2013	/s/ Daniel V. Tierney
DANIEL V. TIERNEY

Date: July 11, 2013	/s/ Emma Cuadrado
EMMA CUADRADO

Date: July 11, 2013	/s/ John R. Flynn
JOHN R. FLYNN